Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

MASSEY SERVICES, INC.

BUYER ACQUISITION COMPANY, INC.

and

SUNAIR SERVICES CORPORATION

Dated as of September 28, 2009

i

ii

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 28, 2009 among Massey Services, Inc., a Florida corporation (“Parent”), BUYER ACQUISITION COMPANY, INC., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and SUNAIR SERVICES CORPORATION, a Florida corporation (the “Company”). In addition to terms defined in the Preamble, Recitals and the Sections of this Agreement, certain terms are defined in Section 9.03 of this Agreement.

RECITALS

WHEREAS, the respective Boards of Directors of each of the Company, Parent and Merger Sub deem it fair to and in the best interests of their respective shareholders to consummate the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, of Merger Sub with and into the Company in which the Company would become a wholly owned subsidiary of Parent, and such Boards of Directors have approved and adopted this Agreement and declared its advisability (and, in the case of the Board of Directors of the Company (the “Company Board”), shall or has recommended that this Agreement be adopted by the Company’s shareholders);

WHEREAS, upon consummation of the Merger, each issued and outstanding share of Common Stock, $.10 par value per share, of the Company, will be converted into the right to receive a portion of the Closing Payment Amount (as hereinafter defined), upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Florida Business Corporation Act (the “FBCA”), at the Effective Time, Merger Sub shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.02  Closing.  Unless this Agreement has been terminated in accordance with Section 8.01, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., local time, on a date to be specified by the parties, which date shall be no later than the fifth business day after the date on which each of the conditions set forth in Article VII have been satisfied, or waived by the party entitled to the benefit of such conditions, (other than those conditions that by their terms are to be satisfied or waived at the Closing), at the offices of Shuffield, Lowman & Wilson, P.A., 1000 Legion Place, Suite 1700, Orlando, FL 32801, unless another time, date and/or place is agreed to in writing by Parent and the Company. The date and time upon which the Closing occurs is referred to herein as the “Closing Date”.

Section 1.03  Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable after the satisfaction or waiver by the party entitled to the benefit of the conditions set forth in Article VII, the parties shall file articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Florida in such form as is required by, and executed in accordance with, the relevant provisions of the FBCA. The Merger shall become effective at such date and time as the Articles of Merger are duly filed with the Secretary of State of the State of Florida, or at such subsequent date and time as Parent and the Company shall agree and specify in the Articles of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 1.04  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the FBCA.

Section 1.05  Articles of Incorporation; Bylaws.

(a) At the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended to read in its entirety as set forth in Exhibit A attached hereto and, as so amended, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by Law.

(b) At the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as set forth in Exhibit B attached hereto and, as so amended and restated, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by Law.

Section 1.06  Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.01  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or shareholders thereof, the following shall occur with respect to the securities of the Company:

(a) Conversion of Common Stock. Each share of Common Stock, par value $.10 per share, of the Company (“Common Stock”), issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be cancelled pursuant to Section 2.01(b)) shall be converted into and become the right to receive in cash $2.75 per share of Common Stock without interest (the “Per Share Consideration”), which shall be payable in accordance with the procedures set forth in Section 2.04 hereof; (cumulatively the Closing Payment Amount plus any amounts paid on account of Company Stock Options pursuant to Section 2.06 hereof, is hereinafter referred to as the “Merger Consideration”). The Merger Consideration is based on there being 13,093,588 shares outstanding, plus 303,250 Company Stock Options exercisable and payable pursuant to Section 2.06 hereof, at the Effective Time. All such shares of Common Stock so converted shall no longer be outstanding and shall automatically be cancelled, and each certificate previously representing any such shares shall thereafter represent the right to receive the Per Share Consideration multiplied by the number of shares represented by each such certificate.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Common Stock held in the treasury of the Company and each share of Common Stock owned directly or indirectly by Merger Sub, Parent or any subsidiary or affiliated entity thereof, immediately prior to the Effective Time shall automatically be canceled without any conversion thereof and no payment or consideration shall be delivered in exchange therefor.

(c) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.02  Appointment of Paying Agent.  Prior to the Closing Date, Parent shall (i) appoint a bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the “Paying Agent”), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company and the Parent, with such Paying Agent for the payment of the Merger Consideration in accordance with this Article II.

Section 2.03  Exchange Fund.

(a) On the Closing Date and at or before the Closing, Parent shall deposit cash in an amount sufficient to pay the Merger Consideration (such cash referred to as the “Exchange Fund”), for the benefit of the holders of shares of Common Stock. The Exchange Fund shall not be used for any other purposes. The Exchange Fund shall be invested as directed by Parent but only in a Permitted Investment.

Section 2.04  Exchange of Certificates.

(a) Exchange Procedures. As promptly as practicable after the Effective Time (but in any event within three (3) business days), Parent shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of shares of Common Stock or Company Stock Options entitled to receive the Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash which such holder has the right to receive in respect of the shares formerly represented by such Certificate pursuant to Section 2.01(a) and the Certificate so surrendered shall forthwith be canceled. As soon as reasonably practicable after receipt of the required documentation from a holder, the Paying Agent shall make payment to such holder by mailing certified or bank checks payable to such holder in next day funds; provided, however, if and to the extent that a holder is entitled to receive an amount in excess of $500,000, such holder may, at its option, deliver to the Paying Agent at or after Closing the documentation required herein together with wire transfer instructions, and upon the receipt of the same by the Paying Agent at or after Closing, the Paying Agent shall make payment to such holder by wire transfer of same day funds in accordance with such instructions.

In the event of a transfer of ownership of shares of Common Stock that is not registered in the transfer records of the Company that is made prior to the Effective Time, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate representing such shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.04, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate is entitled pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(b) No Further Rights. From and after the Effective Time, holders of Certificates shall cease to have any rights as shareholders of the Company, except as provided herein or by Law.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former holders of the Company Common Stock (“Former Holders”) for one year after the Effective Time shall be delivered to Parent, upon demand, and any such holders who have not theretofore complied with this Section 2.04 shall thereafter look only to Parent for, and Parent shall remain liable for, payment of such Former Holder’s claim for the Merger Consideration without interest. Any portion of the Exchange Fund remaining unclaimed by the Former Holders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(d) No Liability. None of the Paying Agent, Parent, Merger Sub or the Surviving Corporation shall be liable to any holder of shares of Common Stock for any cash (including any dividends or distributions with respect to such shares) delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(e) Withholding Rights. Each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock such amounts as it is required to deduct and withhold with respect to such payment under all applicable Tax Laws. To the extent that amounts are so withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

(f) Lost Certificates. If any Certificate for shares of Commons Stock shall have been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and (ii) if required by the Surviving Corporation or Paying Agent, (A) in the event such Person is a holder of over 150 shares of Common Stock, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may reasonably direct, or (B) in the event such Person is a holder of 150 or fewer shares of Common Stock, reasonable personal assurances from such Person, in each case as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, then, as the case may be, (x) the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).

Section 2.05  Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares. On or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

Section 2.06  Company Stock Options and Company Warrants.

(a) Between the date of this Agreement and the Closing Date, the Company shall take all necessary action (which action shall be effective as of the Effective Time), including the adoption of Company Board resolutions, if necessary, to (i) terminate the Company’s Stock Option Plan, and (ii) cancel, as of the Effective Time, each option to purchase shares of Common Stock granted under such Stock Option Plan or otherwise (each, a “Company Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time (in each case, without the creation of additional liability to the Company or any Subsidiaries but subject to the terms of this Agreement, including but not limited to Section 2.06(c) hereof).

(b) As of the Effective Time, the obligations of the Company with respect to each outstanding warrant to purchase shares of Common Stock (each, a “Company Warrant”) that is outstanding and unexercised immediately prior to the Effective Time shall be assumed by the Surviving Corporation.

(c) Each holder of a Company Stock Option that is outstanding and unexercised prior to the Effective Time that has an exercise price per share of Common Stock that is less than the Per Share Consideration shall (subject to the provisions of this Section 2.06) be paid by the Paying Agent, in exchange for the cancellation of such Company Stock Option, an amount in cash (subject to any applicable withholding Taxes) equal to the product of (i) the difference between the Per Share Consideration and the applicable exercise price per share of such Company Stock Option and (ii) the aggregate number of shares of Common Stock issuable upon exercise of such Company Stock Option. Pursuant to action of the Company Board, all unvested Company Stock Options will vest immediately prior to a change of control and the cash payment for such vested Company Stock Options (if applicable) will be determined based on the formula provided in the previous sentence. The Paying Agent shall make payment to the holders of Company Stock Options within five (5) days following the Closing Date by mailing certified or bank checks payable to such holders in next day funds.

Section 2.07  Deposit.  On the date hereof, Merger Sub shall deliver cash of Four Million Dollars ($4,000,000) (the “Deposit”) to Akerman Senterfitt, as escrow agent (the “Escrow Agent”) to be held pursuant to that certain Escrow Agreement attached hereto as Exhibit C. The Deposit shall be retained by Company after the Termination Date unless this Agreement is terminated pursuant to Sections 8.01(a), 8.01(b) (unless Parent failed to fulfill any obligation under this Agreement which was the cause of, or resulted in the failure of the Effective Time to occur on or before such date), 8.01(c), 8.01(d), 8.01(f) or 8.01(g) in which case the Deposit shall be returned to Merger Sub within five (5) calendar days of the Termination Date. In the absence of a termination of this Agreement, on the Closing Date, the Escrow Agent shall apply the Deposit to the Company Expenses to be paid by Parent pursuant to Section 8.05(a) and transfer any remaining amount of the Deposit to the Exchange Fund.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), which includes, inter alia, exceptions to the representations and warranties made by Company to Parent and Merger Sub, the Company hereby represents and warrants to Parent and Merger Sub as follows (a disclosure in any section of the Company Disclosure Schedule which clearly describes the information being disclosed and specifically references another Company Disclosure Schedule, shall constitute a disclosure in such other referenced Company Disclosure Schedule):

Section 3.01  Organization and Qualification; Subsidiaries.

(a) The Company and each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have a Company Material Adverse Effect.

(b) A true and complete list of all Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock or other equity interests of each Subsidiary owned by the Company, each other Subsidiary and any other Person, is set forth in Section 3.01(b) of the Company Disclosure Schedule.

(c) Section 3.01(c) of the Company Disclosure Schedule lists any and all persons of which the Company directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than 50% of such Person (collectively, the “Investments”). The Company or a Subsidiary, as the case may be, owns all Investments free and clear of all Liens, and there are no outstanding contractual obligations of the Company or any Subsidiary permitting the repurchase, redemption or other acquisition of any of its interest in the Investments or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, or provide any guarantee with respect to, any Investment.

Section 3.02  Articles of Incorporation and Bylaws.  The Company has made available to Parent a complete and correct copy of the articles of incorporation and the bylaws each as amended to date, of the

Company and each Subsidiary. Such articles of incorporation and bylaws are in full force and effect and no other organizational documents are applicable or binding upon the Company or any of its Subsidiaries. Neither the Company nor (to the knowledge of the Company as to any period prior to acquisition of such Subsidiary by the Company) any Subsidiary is, nor has either the Company or any Subsidiary been, in violation of any provision of its articles of incorporation or bylaws or similar organizational documents in any material respect. The Company has made available to Parent complete and correct copies of the minutes of all meetings and all written consents of the Company Board (and each committee thereof) and of the shareholders of the Company, in each case since May 1, 2005 and prior to September 1, 2009.

Section 3.03  Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, of which 13,093,588 were issued and outstanding as of July 31, 2009, and (ii) 8,000,000 shares of preferred stock, of which no shares were issued and outstanding.

(b) Section 3.03(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of Company Stock Options and Company Warrants, including the name of the Person to whom such Company Stock Options and Company Warrants have been granted, the number of shares subject to each Company Stock Option and Company Warrants and the per share exercise price for each Company Stock Option and Company Warrants. Except for the Company Stock Options and Company Warrants, as of the date of this Agreement, there are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any Company Subsidiary to issue, transfer or sell any shares of capital stock of the Company. As of the date of this Agreement there are 303,250 Company Stock Options exercisable and payable pursuant to Section 2.06 hereof, at the Effective Time.

(c) The Company does not have a “poison pill” or similar shareholder rights plan. Except as described in this Agreement and in the Company Disclosure Schedule, there are no (A) options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary, (B) voting securities of the Company or securities convertible, exchangeable or exercisable for shares of capital stock or voting securities of the Company, or (C) equity equivalents, interests in the ownership or earnings of the Company or any Subsidiary or rights with respect to the foregoing. All shares of Common Stock reserved for issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Common Stock or any capital stock of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other Person. There have not been any stock reclassifications, combinations, splits or subdivides. None of the Company or any Subsidiary is a party to any shareholders’ agreement, voting trust agreement or registration rights agreement relating to any equity securities of the Company or any Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any equity securities of the Company or of any Subsidiary.

(d) Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, was issued in accordance with all applicable laws, and each such share or interest is owned by the Company or another Subsidiary free and clear of all options, rights of first refusal, agreements, limitations on the Company’s or any Subsidiary’s voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever.

Section 3.04  Authority Relative to This Agreement.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions, other than with respect to the waiver of any rights triggered by this Agreement or the Transactions (as identified on Section 3.04 of the Company Disclosure Schedule), and the approval of this Agreement and/or the Transactions by the holders of shares of Common Stock in accordance with the FBCA, the Company’s Articles of Incorporation and Bylaws, (collectively, “Shareholder Approval”). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity.

Section 3.05  No Conflict; Required Filings and Consents.  The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, (i) conflict with or violate the Articles of Incorporation or Bylaws (or similar organizational documents) of the Company or any Subsidiary, (ii) subject to (x) obtaining Shareholder Approval, (y) obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, any national, provincial, federal, state or local government, regulatory or administrative authority, or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), pursuant to the applicable requirements, if any, of the, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), and the filing and recordation of appropriate merger documents as required by the FBCA (all as identified on Section 3.05(a) of the Company Disclosure Schedule), and (z) giving the notices and obtaining the consents, approvals, authorizations or permits described in Section 3.05(b) of the Company Disclosure Schedule, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, judgment, decree or other order (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to obtaining Shareholder Approval, result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require consent or result in a material loss of a material benefit under, give rise to a right or obligation to purchase or sell assets or securities under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract (written or oral), agreement, lease, license, permit, franchise or other binding commitment, instrument or obligation (each, a “Contract”) to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.06  Permits; Compliance.  The Company and each Subsidiary is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each such entity to own, lease and operate its material properties or to carry on its business substantially as it is now being conducted (the “Company Permits”), all of which is disclosed on Company Disclosure Schedule 3.06 and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Subsidiary is in breach of or operating in violation of : (a) any Law applicable to such entity or by which any property or asset of such entity is bound or affected, and (b) any Company Permit to which such entity is a party or by which such entity or any such property or asset of such entity is bound, except in any case for any such violations or breaches which would not have a Company Material Adverse Effect.

Section 3.07  Financial Statements; Undisclosed Liabilities.

(a) SEC Reports. The Company has filed all required forms and reports with the SEC since September 30, 2006 (collectively, the “Company SEC Reports”), all of which were prepared in all material respects in accordance with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder (the “Securities Laws”). As of their respective dates, the Company SEC Reports (a) complied as to form in all material respects with the applicable requirements of the Securities Laws and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Financial Statements. The Company has previously delivered to Parent or attached to Section 3.07(b) of the Company Disclosure Schedule, the following financial statements (collectively the “Financial Statements”): (i) the Company’s consolidated audited balance sheets and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive (loss) income and cash flows as of and for the stated years ended September 30, 2008, 2007, and 2006, and (ii) the Company’s consolidated unaudited balance sheet and related consolidated statements of operations, changes in stockholders’ equity and comprehensive (loss) income and cash flows as of and for the interim periods beginning October 1, 2008 and ended June 30, 2009 (collectively, the “Most Recent Financial Statements”) (the month ended June 30, 2009 is hereinafter referred to as the “Most Recent Fiscal Month End”). The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”), applied on a consistent basis throughout the periods involved (except to the extent required by changes in GAAP or as may be indicated in the notes thereto, if any) (hereinafter, “Consistently Applied”) and present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations for the periods indicated; provided, that, the Most Recent Financial Statements are subject to normal year-end audit adjustments (which are not material on a consolidated basis) and omit footnotes and other presentation items which are required by GAAP. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

(c) Undisclosed Liabilities. Except as set forth in Section 3.07(c) of the Company Disclosure Schedule, the Company does not have any material liabilities, whether accrued, absolute, contingent or otherwise, of the type required by GAAP to be reflected or reserved against on the balance sheets, except (i) to the extent reflected, reserved or taken into account in the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2009, including all notes thereto, if any (the “Most Recent Balance Sheet”) and not heretofore paid or discharged, (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding and (iii) normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement and which would not be material on a consolidated basis, and (iv) liabilities incurred in the ordinary course of business consistent with past practice prior to the date of the Most Recent Balance Sheet which, in accordance with GAAP Consistently Applied, were not recorded thereon. There are no accrued and unpaid dividends or distributions with respect to the Company Common Stock.

Section 3.08  Absence of Certain Changes or Events.  Since September 30, 2008, there has not been any Company Material Adverse Effect except as identified on Section 3.08 of the Company Disclosure Schedule. Except as identified on Section 3.08 of the Company Disclosure Schedule, since September 30, 2008, and except as expressly contemplated by this Agreement, the Company and the Subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice.

Section 3.09  Absence of Litigation.  Except as set forth on Section 3.09 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding, hearing, petition, grievance, complaint or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority or arbitrator that would reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, no officer or director of the Company is a defendant in any Action in connection with his status as an officer or director of the Company or any Subsidiary. Other than pursuant to Articles of Incorporation, Bylaws or other organizational documents, no Contract between the Company or any Subsidiary and any current or former director or officer exists that provides for indemnification. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority. Section 3.09 of the Company Disclosure Schedule also lists any Actions to which the Company or Subsidiary is the plaintiff or initiating party.

Section 3.10  Employees; Employee Benefit Plans.

(a) Employees. Section 3.10(a) of the Company Disclosure Schedule sets forth the name and current rate of compensation of the employees of the Company and its Subsidiaries (“Employees”) as of August 15, 2009 as well as sets forth if each of the Employees is subject to an employment agreement, non-competition agreement and/or non-solicitation agreements in favor of the Company or Subsidiaries. There are no accrued and unpaid vacation and sick pay for any Employees except for the accruals set forth on Section 3.10(a) of the Company Disclosure Schedule. The Company has made available to the Parent a copy of each employment, consulting or independent contractor agreement, confidentiality/assignment of inventions agreement and/or non-competition agreement entered into with an employee or service provider of the Company and Subsidiaries. Except as set forth on Section 3.09 of the Company Disclosure Schedule, to the Knowledge of the Company, no employee of the Company or any Subsidiary is in violation of any term of any patent disclosure agreement, non-competition agreement or any restrictive covenant (i) to the Company or any Subsidiary, or (ii) to a former employer relating to the right of any such employee to be employed because of the nature of the business conducted by the Company or the Subsidiaries or the use of trade secrets or proprietary information of others. The Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and, to the Company’s knowledge, there has been no effort by any labor union during the 36 months prior to the date hereof to organize any employees of the Company into one or more collective bargaining units. There is no pending or, to the Company’s knowledge, threatened labor dispute, strike or work stoppage which affects or which may affect the business of the Company or which may interfere with its continued operations. Neither the Company nor any agent, representative or employee thereof has within the last 36 months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or, to the Company’s knowledge, threatened charge or complaint against the Company by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage or threat thereof involving any of the employees of the Company during the 36 months prior to the date hereof. The Company has complied in all material respects with applicable Laws, rules and regulations relating to employment (including all employee verification requirements under immigration laws, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, the Family Medical Leave Act, COBRA and the Americans with Disabilities Act, as amended. To the Company’s Knowledge, each service provider classified by the Company or a Subsidiary as an independent contractor satisfies and has satisfied the requirements of any applicable law to be so classified, and the Company and Subsidiaries have fully and accurately reported such independent contractors’ compensation on IRS Forms 1099 when required to do so.

(b) Section 3.10(b) of the Company Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, consultant, officer or director of the Company or any Subsidiary (collectively, the “Plans”). The Company has made available to Parent a true and complete copy of each Plan and has made available to Parent a true and complete copy of (where applicable) (A) each trust or funding arrangement prepared in connection with each such Plan, (B) the two most recently filed annual reports on Internal Revenue Service (“IRS”) Form 5500, (C) the most recently received IRS determination letter for each such Plan, (D) the two most recently prepared actuarial reports and financial statements in connection with each such Plan, and (E) the most recent summary plan description and any material written communications (or a description of any material oral communications) by the Company or the Subsidiaries to any current or former employees, consultants, or directors of the Company or any Subsidiary concerning the extent of the benefits currently provided under a Plan.

(c) Neither the Company nor any Subsidiary has now or at any time contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the United States Internal Revenue Code of 1986, as amended (the “Code”) or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, no Plan exists that could result in the payment to any present or former employee, director or consultant of the Company or any Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any current or former employee of the Company or any Subsidiary as a result of the consummation of the Transactions (whether alone or in connection with any subsequent event). Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, there is no contract, plan or arrangement (written or otherwise) covering any current or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(d) With respect to the Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any Subsidiary could reasonably be expected to be subject to any actual or contingent liability under the terms of such Plan or any applicable Law which would reasonably be expected to have a Company Material Adverse Effect.

(e) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or prototype opinion letter from the IRS covering all of the provisions applicable to the Plan for which determination letters or prototype opinion letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the knowledge of the Company, no circumstance exists that could reasonably be expected to result in the revocation of such exemption.

(f) (i) Each Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except to the extent such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and (ii) no Plan provides retiree welfare benefits, and neither the Company nor any Subsidiary has any obligation to provide any retiree welfare benefits other than as required by applicable law.

(g) With respect to any Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, that would reasonably be expected to have a Company Material Adverse Effect, (ii) to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such Actions, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the knowledge of the Company, threatened that would reasonably be expected to have a Company Material Adverse Effect.

(h) Except as set forth in Schedule 3.10(h), and except as otherwise prohibited by applicable law or in this Agreement, each Plan may be amended or terminated unilaterally by the Company or Subsidiaries at any time without liability or expense to the Company or Subsidiaries or any ERISA Affiliate as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no plan documentation or agreement, summary plan description or other written communication restricts or prohibits the Company or Subsidiaries or any ERISA Affiliate from amending or terminating any such Plan

Section 3.11  Real Property; Title to Assets.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 3.11(b) of the Company Disclosure Schedule lists each parcel of real property currently leased or subleased by the Company or any Subsidiary (collectively, the “Leased Properties”) and sets forth the Company or the Subsidiary holding such leasehold interest, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions remaining payable by the Company or any Subsidiary in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). The Company or the applicable Subsidiary set forth on Section 3.11(b) of the Company Disclosure Schedule owns a valid leasehold interest in the Leased Properties, free and clear of all Liens other than Permitted Liens. True, correct and complete copies of all Lease Documents have been delivered to Parent. Each of the Lease Documents is valid, binding and in full force and effect as against the Company or the Subsidiaries and, to the Company’s knowledge, as against the other party thereto. Neither the Company nor any Subsidiary has received written notice under any of the Lease Documents of any default, and, to the Company’s knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material default by the Company or the applicable Subsidiaries thereunder.

(c) To the Company’s knowledge, there are no latent defects or adverse physical conditions affecting any Leased Property or the improvements thereon, other than those that would not reasonably be expected to have a Company Material Adverse Effect.

(d) The Company and the Subsidiaries own, or have valid leasehold rights to, all material furniture, fixtures, equipment, operating supplies and other personal property (collectively, the “Personal Property”) necessary for the operation of each Leased Property, subject to no Liens, other than as set forth on Section 3.11(d) of the Company Disclosure Schedule, in the case of owned Personal Property. The Company owns or has a valid leasehold right to all Personal Property at each of its locations. Section 3.11(d) of the Company Disclosure Schedule sets forth a complete and accurate, in all material respects, depreciation list of Personal Property of the Company, which includes items of equipment, machinery, computers, chattels, tools, parts, machine tools, furniture, furnishings and fixtures, owned by the Company and the Subsidiaries as of June 30, 2009. Section 3.11(d) of the Company Disclosure Schedule also sets forth a complete and accurate list of the material items of equipment leased by the Company as of June 30, 2009. The Company has good title to the items described in such Schedule and valid and subsisting leasehold rights to such items as are being leased by it free and clear of all Liens except Permitted Liens. Section 3.11(d) of the Company Disclosure Schedule also sets forth a complete and accurate list of the vehicles owned or leased by the Company and its Subsidiaries.

Section 3.12  Intellectual Property.

(a) (i) No products, services, software, technologies, business processes, conduct or operations of the Company or the Subsidiaries infringe, misappropriate, violate or otherwise interfere with the Intellectual Property rights or other contractual rights of another, and neither the Company nor the Subsidiaries are aware that any such right which might be so infringed, misappropriated, violated or otherwise interfered with has been claimed, asserted or applied by another; (ii) with respect to each item of Intellectual Property that is owned by the Company or a Subsidiary and is material to its operations (“Owned Intellectual Property”), all of which is set forth on Section 3.12 of the Company Disclosure Schedule, the Company or a Subsidiary is the owner of the entire right, title and interest in and to such Owned Intellectual Property and is entitled to all rights of ownership in such Owned Intellectual Property in the continued operation of its respective business; (iii) with respect to each item of Intellectual Property that is licensed to or otherwise held or used by the Company or a Subsidiary and is material to its operations (“Licensed Intellectual Property”), all of which is set forth in Schedule 3.12 of the

Company Disclosure Schedule, the Company or a Subsidiary has the right to use such Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Licensed Intellectual Property, other than those that would not be expected to have a Company Material Adverse Effect; (iv) none of the Owned Intellectual Property is or has been adjudged invalid or unenforceable in whole or in part or is the subject of a pending or threatened action or proceeding for opposition or cancellation, or any reexamination, opposition or interference proceeding or any form of proceeding for a declaration of invalidity, or other proceeding or action to invalidate or limit any of the Company’s or the Subsidiary’s rights in the Owned Intellectual Property, and no such proceeding is being threatened with respect to any of the Owned Intellectual Property and the Owned Intellectual Property is valid and enforceable; (v) to the Company’s knowledge, no Person is engaging in any activity that infringes upon the Owned Intellectual Property; (vi) each license of the Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect; (vii) to the Company’s knowledge, no party to any license of the Licensed Intellectual Property is in breach or default of any material provision thereof or thereunder; (viii) the Company has taken all reasonable actions (including executing non-disclosure and intellectual property assignment agreements which are disclosed on Section 3.12 of the Company Disclosure Schedule) to protect, preserve and maintain the Owned Intellectual Property; and (ix) neither the execution of this Agreement nor the consummation of the Transactions shall adversely affect any of the Company’s rights with respect to the Owned Intellectual Property.

(b) For purposes of this Agreement, “Intellectual Property” means (i) all inventions (whether patentable and whether or not reduced to practice), all improvements thereto, and all rights arising under or in connection with United States patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, moral rights and other rights of authorship, and registrations and applications for registration thereof, (iv) all items of software, source code, object code or other computer program of whatever name and (v) confidential and proprietary information, including trade secrets and know-how.

Section 3.13  Taxes.

(a) Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, each of the Company and the Subsidiaries (i) has filed all Tax Returns required to be filed by any of them and (b) has paid (or had paid on their behalf) all Taxes as required to be paid by it. All such Tax Returns were correct and complete in all material respects. The most recent Financial Statements contained in the Company SEC Reports reflect, an adequate reserve for all Taxes payable by the Company and the Subsidiaries for all taxable periods and portions thereof through the date of such Financial Statements in accordance with GAAP, whether or not shown as being due on any Tax Returns. Copies of all federal, state and local Tax Returns for the Company and each Subsidiary with respect to the taxable years commencing on or after January 1, 2006 have been delivered or made available to representatives of Parent. No deficiencies for any Taxes have been asserted or assessed in writing against the Company or any of the Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. The Company and Subsidiaries have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(b) The Company and Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any: (A) change in accounting method; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law) executed on or prior to the Effective Date; (C) installment sale or open transaction disposition made on or prior to the Effective Date; or (D) prepaid amount received on or prior to the Effective Date.

(c) The Company and Subsidiaries are not a party to any agreement, contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company and Subsidiaries are not a party to or bound by any Tax allocation or sharing agreement (other than among the Company and the Subsidiaries). The Company (A) has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group, the common parent of which is the Company) or (B) does not have any liability for the Taxes of any Person (other than the Company and Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or a successor, by contract, or otherwise. The Company and Subsidiaries have not been a party to any distribution in which the parties to such distribution treated such distribution as one to which Section 355 of the Code applied. The Company has not participated in a “listed transaction” within the meaning of Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2).

(d) For purposes of this Agreement:

(i) “Tax” or “Taxes” shall mean any and all federal, state, local and foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental or Tax authority.

(ii) “Tax Returns” means any and all returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed with any Tax authority (including any schedule or attachment thereto) with respect to the Company or the Subsidiaries, including any amendment thereof

Section 3.14  Environmental Matters.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect: (i) to the Company’s knowledge, none of the Company or any of the Subsidiaries has violated, or is in violation of, any Environmental Law; (ii) to the Company’s knowledge, there is and has been no release of Hazardous Substances in violation of Environmental Laws at, on, under or any of the properties currently leased or operated by the Company or any of the Subsidiaries or, during the period of the Company’s or the Subsidiaries’ lease or operation thereof, formerly leased or operated by the Company or any of the Subsidiaries; (iii) the Company and the Subsidiaries have obtained and are and have been in material compliance with all, and have not violated any, required Environmental Permits; (iv) the Company has not received any written claims against the Company or any of the Subsidiaries alleging violations of or liability or obligations under any Environmental Law.

(b) For purposes of this Agreement:

(i) “Environmental Laws” means any Laws (including common law) of the United States federal, state, local, non-United States, or any other Governmental Authority, relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment or human health and safety as affected by Hazardous Substances or materials containing Hazardous Substances.

(ii) “Environmental Permits” means any permit, license registration, approval, notification or any other authorization pursuant to Environmental Law.

(iii) “Hazardous Substances” means (A) those substances, materials or wastes defined as toxic, hazardous, acutely hazardous, pollutants, contaminants, or words of similar import, in or regulated under the following United States federal statutes and any analogous state statutes, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; and (D) polychlorinated biphenyls, asbestos, molds that could reasonably be expected to adversely affect human health, urea formaldehyde foam insulation and radon.

Section 3.15  Material Contracts.

(a) Schedule 3.15 of the Company Disclosure Schedule sets forth a list of all Material Contracts. Neither the Company nor any Company Subsidiary is in material violation of or in material default under any Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect, nor will, except as set forth on Schedule 3.15, the consummation of the Merger result in any third party having any right to terminate, amend, accelerate, cancel or deprive the Company of a material benefit under any Material Contract.

(b) (i) Neither the Company nor any Subsidiary is and, to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract, (ii) none of the Company or any of the Subsidiaries have received any claim of default or notice of cancellation under any Material Contract, and (iii) no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect. The Company has made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

Section 3.16  Insurance.  Section 3.16 of the Company Disclosure Schedule sets forth a complete and correct list and brief description of all material insurance policies owned or held by the Company and each Subsidiary, true and complete copies of which have been made available to Parent. With respect to each such insurance policy: (a) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (b) neither the Company nor any Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (c) to the knowledge of the Company, without independent inquiry, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (d) no notice of cancellation or termination has been received by the Company or any Subsidiary; and (e) the policy is sufficient for compliance with all requirements of Law and requirements of all Contracts to which the Company or the Subsidiaries are parties or otherwise bound.

Section 3.17  Board Approval; Vote Required.

(a) The Company Board, by resolutions duly adopted at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company’s shareholders, (ii) approved this Agreement, and (iii) recommended that the shareholders of the Company adopt this Agreement and directed that this Agreement be submitted for consideration by the Company’s shareholders at the Company Shareholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement is the adoption of this Agreement by holders of a majority of the outstanding shares of Common Stock, voting together, as one class.

Section 3.18  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company other than Hyde Park Capital Advisors, LLC and RPC Financial Advisors, LLC.

Section 3.19  Condition of Assets.  Except as would not reasonably be expected to have a Company Material Effect, assets of the Company and Subsidiaries necessary for the normal operation of the Company and the Subsidiaries, including assets leased, are in good operating condition, regularly and properly maintained, and fit for the operation in the ordinary course of the Company’s and Subsidiaries’ business, subject to normal wear and tear and subject to the decommissioning or repair of certain vehicles in the ordinary course of business.

Section 3.20  Bank Accounts, Letters of Credit and Powers of Attorney.  Section 3.20 of the Company Disclosure Schedule lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company and Subsidiaries (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company and Subsidiaries (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each Person who has a power of attorney to act on behalf of the Company or the Subsidiaries.

Section 3.21  No Other Representations or Warranties.  Except for the representations and warranties made by the Company in this Agreement, the Company makes no representations or warranties, and the Company hereby disclaims any other representations or warranties, with respect to the Company, the Subsidiaries, or its or their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.01  Corporate Organization.  Each of Parent and Merger Sub is a corporation, in each case, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.02  Articles of Incorporation and Bylaws.  Parent has heretofore furnished to the Company a complete and correct copy of the Articles of Incorporation and Bylaws of Parent and Merger Sub, each as amended to date. Such Articles of Incorporation and Bylaws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Articles of Incorporation or Bylaws, as amended or restated.

Section 4.03  Authority Relative to This Agreement.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate and shareholder action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity.

Section 4.04  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Parent or Merger Sub, (ii) conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent and Merger Sub from performing their obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, (ii) the filing and recordation of appropriate merger documents as required by the FBCA and appropriate documents with the relevant authorities of other states in which the Company or any of the Subsidiaries is qualified to do business, (iii) the notification requirements of the HSR Act, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement.

Section 4.05  Absence of Litigation.  As of the date of this Agreement, there is no Action pending or, to the knowledge of the officers of Parent, threatened, against Parent or any of its affiliates before any Governmental Authority that would or seeks to delay or prevent the consummation of any of the Transactions. As of the date of this Agreement, neither Parent nor any of its affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the officers of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would or seeks to delay or prevent the consummation of any of the Transactions.

Section 4.06  Operations of Merger Sub.  Merger Sub is as of the date hereof a direct, wholly owned subsidiary of Parent, and will be as of the Effective Time a direct wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement, and has no liabilities nor obligations other than as set forth in this Agreement.

Section 4.07  Brokers.  No broker, finder or investment banker, financial advisor, or other Person, is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.08  Information Supplied.  To Parent’s and Merger Sub’s knowledge none of the information provided or to be provided by Parent or Merger Sub for inclusion or incorporation by reference in the proxy statement to be mailed by the Company pursuant to Section 6.01 hereof will at the time the proxy statement is mailed to the Company’s shareholders, or at the time of any amendment or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.09  Board and Shareholder Determinations.  The Board of Directors of Parent, at a meeting duly called and held, adopted resolutions approving this Agreement and the Transactions, and the Parent, as sole shareholder of Merger Sub, has duly adopted resolutions approving this Agreement and the Transactions.

Section 4.10  No Parent Stockholder Vote.  No vote of the holders of shares of Parent capital stock is necessary to approve this Agreement, the Merger or the Transactions.

Section 4.11  Financing Letters.  Parent has provided to the Company a true, complete and correct copy of the financing commitment letters subject only to their terms (the “Financing Letters”) and all amendments thereto, executed by AEA Mezzanine Management, LP, SunTrust Bank and M&I Marshall and Ilsley Bank or such other credible, nationally recognized lender of significant financial worth (the “Lenders”) and addressed to the Parent. Parent will provide to the Company any amendments to the Financing Letters, or any notices given in connection therewith, as promptly as possible (but in any event within twenty-four (24) hours). The terms and conditions of any amendments thereto (or in the case of any substitute Lenders, any financing letters or amendments thereto) shall be satisfactory to the Company in its sole discretion; provided, however the Parent can obtain an extension to the Financial Letters without the approval of the Company but will provide to the Company a copy of any such extensions as promptly as possible (but, in any event, within twenty-four (24) hours).

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01  Conduct of Business by the Company Pending the Merger.  The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by this Agreement, as set forth in Section 5.01 of the Company Disclosure Schedule or otherwise consented to in writing by Parent, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance in all material respects with applicable Law, and the Company shall, and shall cause each of the Subsidiaries to, use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to preserve the assets and properties of the Company and the Subsidiaries in good repair and condition, in each case in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the Company agrees that neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent, which shall respond to a request for consent promptly but not later than five (5) days after receipt of a request, (provided, however, that with respect to Sections 5.01(h) pertaining to settlements or compromises, 5.01(i), 5.01(j), 5.01(k) and 5.01(l) such written consent shall not be unreasonably withheld):

(a) amend or otherwise change its Articles of Incorporation, Bylaws or other similar organizational documents;

(b) issue, sell, pledge, dispose of, grant, encumber, or otherwise subject to any Lien, or authorize such issuance, sale, pledge, disposition, grant or encumbrance of or subjection to such Lien, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Subsidiary except for (A) the issuance of shares of Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement; (B) the issuance of shares of Common Stock upon the exercise of Company Warrants outstanding on the date of this Agreement; or (ii) any Personal Property or other assets of the Company or any Subsidiary, except assets (other than Leased Properties) that are not material in the ordinary course of business and in a manner consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends or other distributions by any Subsidiary only to the Company or any direct or indirect wholly owned Subsidiary;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock of the Company or any Subsidiary;

(e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization (or any division thereof) or any property or asset, except assets (including assets or accounts from suppliers, vendors or dealers) in the ordinary course of business and in a manner consistent with past practice; (ii) authorize, or make any commitment with respect to, any capital expenditure, other than maintenance expenditures at existing Leased Properties in the ordinary course of business and consistent with past practice; (iii) enter into any new line of business; or (iv) make investments in persons other than existing Subsidiaries;

(f) (i) increase the compensation payable or to become payable or the benefits provided to its current or former directors, officers or employees, except for increases in compensation for employees in the ordinary course of business and in a manner consistent with past practice, except for the payment of bonuses to employees relating to bonus, incentive plans or employment agreements as in effect on the date hereof, copies of which have been previously provided to Parent, and except for the renewal of such bonus or incentive plans in the ordinary course of business consistent with past practices if such plans can be terminated without penalty at the Effective Time (other than for the payment of incentive compensation or bonus compensation earned as of the time of such termination); provided, however, in no event shall bonuses of stock, stock options, stock appreciation rights or any items whose value is tied to the stock price of the Company be awarded pursuant to such plans; (ii) grant any retention, severance or termination pay (other than pursuant to the severance policy of the Company or its Subsidiaries as in effect on the date hereof, copies of which are set forth in Section 5.01(f) of the Company Disclosure Schedule) to, or enter into any employment, bonus, change of control or severance agreement with, any current or former director, officer or other employee of the Company or of any Subsidiary; (iii) establish, adopt, enter into, terminate or amend any Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement for the benefit of any director, officer or employee except as required by Law; or (iv) loan or advance any money or other property to any current or former director, officer or employee of the Company or the Subsidiaries;

(g) make any change (or file for such change) in any method of Tax accounting;

(h) make, change or rescind any material Tax election, file any amended Tax Return, except as described in Section 3.13(a) and as required by applicable Law, enter into any closing agreement relating to Taxes, waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business) or settle or compromise any material United States federal, state or local income Tax liability, audit, claim or assessment, or surrender any right to claim for a Tax Refund;

(i) pay, discharge, waive, settle or satisfy any claim, liability or obligation that is not an Action, other than the payment, discharge, waiver, settlement or satisfaction, in the ordinary course of business and consistent with past practice;

(j) waive, release, assign, settle or compromise any pending or threatened Action;

(k) other than in the ordinary course of business and in a manner consistent with past practice, (i) enter into, amend, modify or consent to the termination of (other than a termination in accordance with its terms) any Material Contract, or (ii) amend, waive, modify or consent to the termination of (other than a termination in accordance with its terms) the Company’s or any Subsidiary’s rights thereunder;

provided, however, in no event shall the management services agreement between the Company and RPC Financial Advisors, LLC be amended or modified, even if such amendment or modification is in the ordinary course of business and consistent with past practice;

(l) make any expenditure in connection with any advertising or marketing, other than in the ordinary course of business and in a manner consistent with past practice;

(m) fail to maintain in full force and effect the existing insurance policies covering the Company and the Subsidiaries and their respective properties, assets and businesses;

(n) enter into, amend, modify or consent to the termination of any Contract that would be a Material Contract or transaction that would be required to be set forth in Section 3.15(a) of the Company Disclosure Schedule if in effect on the date of this Agreement;

(o) effectuate a “plant closing” or “mass layoff”, as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988;

(p) repurchase, repay or incur any Indebtedness (other than in connection with the lease of new vehicles or letters of credit in the ordinary course of business), or issue any debt securities or assume or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or grant any security interest in any of its assets, except for repayments of Indebtedness, in amounts and at times determined by the Company in its discretion, under that certain Credit Agreement dated as of June 7, 2005, as amended, among the Company and Wachovia Bank, National Association (the “Credit Agreement”), and except in the ordinary course of business and consistent with past practice;

(q) file any insurance claim except in the ordinary course of business and consistent with past practice; or

(r) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Section 5.02  Conduct of Business by Parent and Merger Sub Pending the Merger.  Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, (a) take any action to cause its representations and warranties set forth in Article IV to be untrue in any material respect; or (b) take any action that would reasonably be likely to materially delay the consummation of the Transactions.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01  Preparation of Proxy Statement; Company Shareholders’ Meeting.

(a) The Company shall prepare and file with the SEC a proxy statement that has been reviewed by Parent, in preliminary form (the “Proxy Statement”), as soon as practicle following execution of this Agreement (with a goal of three (3) business days after execution of this Agreement) and the Company shall respond after notification and approval by the Parent of such response, as promptly as practical (with a goal of no later than three (3) business days) after receipt of any comments of the SEC with respect thereto. Parent and Merger Sub shall cooperate with the Company in connection with the preparation of the Proxy Statement, including, but not limited to, furnishing to the Company any and all information regarding Parent and Merger Sub and their respective Affiliates as may be required to be disclosed therein as promptly as possible after the date hereof. The parties shall notify each other within one (1) business day of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger.

(b) If, at any time prior Shareholder Approval, any event occurs with respect to the Company, any Subsidiary, Parent or Merger Sub, or any change occurs with respect to other information to be included in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company or Parent, as the case may be, shall within one business day notify the other party of such event and the Company shall promptly file, with Parent’s cooperation, any necessary amendment or supplement to the Proxy Statement.

(c) The record date for determining the shareholders entitled to notice of or to vote at the Shareholders’ Meeting (as defined below) shall be the date twelve (12) business days after execution of this Agreement (the “Record Date”). The Company shall notify the American Stock Exchange (AMEX) of the Record Date the day after execution of this Agreement. In the event the SEC has not cleared the Proxy Statement within fifty five (55) days of the Record Date then the Company’s Board of Directors shall set a new record date, within one business day, which such new Record Date shall be twelve (12) business days later. The Company shall notify the AMEX within one business day of the setting of a new Record Date.

(d) The Company shall utilize its best efforts to on the next business day after the execution of this Agreement, mail written notice of this Transaction to all the holders of the Company Warrants in compliance with all warrant agreements.

(e) The Company shall utilize its best efforts to promptly following the receipt of the SEC’s clearance of the Proxy Statement (with a goal of no later than three (3) business days after receipt of clearance), mail or otherwise deliver notice of a meeting of the holders of the Company Common Stock to all of such holders of Company Common Stock entitled to vote as of the Record Date (the “Shareholders’ Meeting”) for the purpose of seeking the Shareholder Approval. The notice to Shareholders shall duly call a Shareholders’ Meeting within twenty (20) days after the date the notice is mailed or otherwise delivered to the Shareholders. The notice shall also contain the cleared Proxy Statement. The Company shall, through the Company Board, recommend to holders of the Company Common Stock that they give the Shareholder Approval (the “Company Recommendation”), except to the extent that the Company Board shall have withdrawn or modified such recommendation, as permitted by and determined in accordance with Section 6.02.

(f) If the Parent determines in its sole discretion that any of the above timelines cannot be met then the Parent shall have the sole discretion to permit any one or more of the above time frames to be extended.

Section 6.02  No Solicitation of Transactions.

(a) The Company agrees that neither it nor any Subsidiary shall, nor shall it authorize or permit the Representatives of the Company or its Subsidiaries to, directly or indirectly: (i) initiate, solicit or encourage (including by way of furnishing information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction Proposal (as defined below), (ii) enter into discussions or negotiate with any Person or entity in furtherance of such inquiries or to obtain a Competing Transaction Proposal, (iii) enter into any agreement with respect to a Competing Acquisition Proposal, (iv) agree to or endorse any Competing Transaction Proposal, or (v) authorize any of the officers or directors of the Company or any of its Subsidiaries to take any such action, and the Company shall use its reasonable efforts to cause the directors, officers, employees, agents and representatives of the Company and its Subsidiaries (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by the Company) not to take any such action. Nothing contained in this Section 6.02 shall prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any Person or entity that makes an unsolicited, bona fide expression of interest in writing to enter into a Competing Transaction Proposal if: (A) the Board of Directors of the Company, after consultation with and advice from Akerman Senterfitt (or other outside counsel of recognized reputation), determines in good faith that the failure to do so is reasonably likely to result in a violation by the Board of Directors of its fiduciary duties to the Company’s shareholders under applicable Law, (B) the Board of Directors of the Company has no reason to believe that the expression of interest is not made in good faith, and (C) promptly after furnishing such information to, or entering into discussions or negotiations with, such Person or entity, the Company provides verbal notice within 48 hours and written notice within 72 hours to Parent to the effect that it plans to furnish information to, or enter into discussions or negotiations with, such Person or entity.

(b) For purposes of this Agreement, “Competing Transaction Proposal” shall mean any of the following involving the Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any direct or indirect sale, lease, exchange, mortgage, pledge, transfer or other disposition of substantially all of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions; or (iii) any tender offer (including a self-tender offer) or exchange offer for fifty (50%) or more of the outstanding shares of Common Stock of the Company or the filing of a registration statement under the Securities Act, in connection therewith.

(c) Notwithstanding any other provision of this Agreement, if the Board of Directors of the Company determines, in its good faith judgment, that a Competing Transaction Proposal is a Superior Acquisition Proposal (as defined below), the Board of Directors of the Company may terminate this Agreement; provided, that: (A) the Company provides at least five (5) business days prior written notice to the Parent of its intention to terminate this Agreement; (B) during such five (5) business day period (or longer period if extended by the Company and the Parent) (the “Negotiation Period”), the Company agrees to negotiate in good faith with the Parent regarding such changes as the Parent may propose to the terms of this Agreement, with the intent of enabling the Company to agree to a modification of this Agreement so that the transactions contemplated hereby may be consummated; and (C) after expiration of the Negotiation Period, the Competing Transaction Proposal remains a Superior Acquisition Proposal (taking into account any modifications to the terms hereof proposed by the Parent) and the Board of Directors of the Company confirms its determination (after consultation with outside legal counsel and its outside financial advisors) that such Competing Transaction Proposal is a Superior Acquisition Proposal; and (D) pay termination fee as provided in Section 8.02 of this Agreement. If the party making the Superior Acquisition Proposal comes forth with a further proposal, further notice pursuant to this Section shall be provided to Parent and there shall be an additional Negotiation Period pursuant to this Section.

(d) For purposes of this Agreement, “Superior Acquisition Proposal” means any bona fide, written Competing Transaction Proposal made by a third party, not solicited in violation of subsection 6.02(a), that is on terms that the Board of Directors of the Company reasonably determines in good faith (after consulting with its outside financial advisors) would after taking into account all the terms and conditions of the Competing Transaction Proposal including any breakup fees, expenses, reimbursement provisions and conditions (including but not limited to financial, legal or regulatory conditions) to consummate the transaction (A) result in a transaction that is more favorable, from a financial point of view, to the Company Shareholders than the transactions contemplated hereby if such Competing Transaction Proposal were to be consummated, (B) the Board of Directors reasonably believes that the Competing Transaction Proposal has a substantial likelihood of being consummated, and (C) for which financing, to the extent required, is evidenced by a financing commitment letter subject only to its terms, executed by a credible, nationally recognized lender of significant financial worth, or is from a person which, in the good faith reasonable judgment of the Board of Directors (after consultation with its outside financial advisors) is financially capable of consummating the proposal.

Section 6.03  Directors’ and Officers’ Indemnification.

(a) From and for six (6) years after the Effective Time, Parent shall indemnify, defend and hold harmless the present and former officers, directors and employees of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against all losses, expenses (including attorneys’ fees and other expenses of investigation or litigation, including on appeal), claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) in their capacity as present and former officers, directors and employees to the full extent permitted or required under the FBCA (including Section 607.0850 and subsection (7) thereof) or other applicable state Law and shall also advance expenses as incurred to the fullest extent permitted under the FBCA (including Section 607.0850 and subsection (7) thereof) or other applicable state Law, provided that the Person to whom expenses are advanced provides, if requested, the undertaking to repay such advances under the circumstances contemplated by the FBCA. Parent and Merger Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any claim, action, suit, proceeding or investigation (a “Claim”), existing in favor of the Indemnified Parties as provided in the Company’s or any Subsidiary’s Articles of Incorporation, Bylaws or resolutions of their Boards of Directors, as in effect as of the date hereof, with respect to matters occurring prior to and through the Effective Time, shall survive the Merger and shall continue in full force and effect. Parent shall cause the Surviving Corporation to fulfill and honor in all respects such indemnification obligations in accordance with their terms. Subject to any limitation imposed from time to time under applicable Law, the provisions with respect to indemnification set forth in the Articles of Incorporation and Bylaws of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Person.

(b) Without limiting the foregoing, in the event any claim is brought against any Indemnified Party (whether arising before or after the Effective Time) after the Effective Time (i) such Indemnified Party may retain counsel satisfactory to it (subject to approval by Parent and the Surviving Corporation, which approval will not be unreasonably withheld), (ii) Parent and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for such Indemnified Party promptly as statements therefor are received, and (iii) Parent and the Surviving Corporation will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither Parent nor the Surviving Corporation shall be liable for any settlement of any Claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 6.03, upon learning of any such Claim, shall notify Parent (but the failure so to notify Parent shall not relieve it from any liability for indemnification under this Section 6.03 which it may have except to the extent such failure materially prejudices Parent), and shall deliver to Parent, upon request, the undertaking, if any, contemplated by the FBCA in connection with the advance of expenses. To the extent that a Claim is brought against more than one Indemnified Party, such Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

(c) Immediately prior to the Effective Time the Company shall, at the direction of the Parent, purchase a non-cancelable extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s officers and directors (the “Tail Policy”) in the same form as presently maintained by the Company, which shall provide such officers and directors with coverage until the sixth anniversary of the Effective Time (the “Tail Period”) with not less than the existing coverage under, and have other terms not less favorable to the coverage presently maintained by the Company; provided, however, that Parent shall have the right to shop the insurance policy through their own insurance agent and cause the Company to purchase the insurance policy through the Parent’s insurance agent if the policy can be purchased at a lower cost to the Company; provided, however, that Company may engage a qualified insurance consultant to confirm that such Tail Policy satisfies the above criteria; and, provided further, that Parent shall not be required to pay for the Tail Period, if the aggregate annual premium for the Tail Policy is in excess of two hundred fifty percent (250%) of the annual premium for the existing policy. In the event the premium for the Tail Policy exceeds two hundred and fifty percent (250%) of the annual premium for the existing policy the amount of coverage of the Tail Policy shall be reduced to the greatest amount of coverage that can be obtained for any annual premium for the existing policy. A copy of the proposed policy shall be provided to the Parent by the Company at least five (5) business days prior to Closing. A copy of a binder for such policy shall be provided to the Company prior to Closing.

(d) This Section 6.03 shall survive the consummation of the Merger at the Effective Time, shall not be terminated or modified in such a manner as to adversely affect the Indemnified Parties, is intended to benefit the Company, the Surviving Corporation, the Indemnified Parties and their respective heirs, personal representatives, successors and assigns and shall be binding upon all successors and assigns of Parent, Merger Sub, the Company and the Surviving Corporation.

Section 6.04  Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to as soon as practicably possible (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions, and (ii) obtain from Governmental Authorities and third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement.

(b) Subject to appropriate confidentiality protections, each of Parent and the Company shall have the right to review and approve in advance drafts of all applications, notices, petitions, filings and other documents made or prepared in connection with the items described in clauses (a) and (b) above, which approval shall not be unreasonably withheld or delayed, shall cooperate with each other in connection with the making of all such filings, shall furnish to the other party such necessary information and assistance as such other party may reasonably request with respect to the foregoing and shall provide the other party with copies of all filings made by such party with any applicable Government Authority, and, upon request, any other information supplied by such party to a Governmental Authority in connection with this Agreement and the Transactions.

(c) Merger Sub, the Company, and Parent shall use their respective reasonable best efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the Transactions, (ii) disclosed in the Company Disclosure Schedule or (iii) required to prevent a Company Material Adverse Effect from occurring prior to the Effective Time. In the event that the Company shall fail to obtain any third party consent described above, the Company shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company and Parent and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. In addition, at the request of Parent, the Company shall use its reasonable best efforts to assist Parent in obtaining any estoppel certificates from any ground lessor under the ground leases underlying the Leased Properties.

(d) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Authority) with respect to the Merger or any other Transaction, (i) without the prior written consent of Parent which shall not be unreasonably withheld, none of the Company or any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) none of Parent, Merger Sub or their respective affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation.

(e) The Company and the Subsidiaries will (i) permit Parent and Lenders and their respective representatives to have reasonable access, during normal business hours and upon at least twenty-four (24) hours prior written notice describing the type of access requested, to the Company and the Subsidiaries (with the goal of minimizing disruptions to Company’s operations); (ii) shall provide copies of any documents, books, records, contracts, policies etc. requested by Parent or Lender within two (2) business days, if reasonably practical to do so, and (iii) shall provide to Parent, the Lenders and their respective representatives (x) within thirty (30) days following the end of each fiscal month during the period beginning on the execution of this Agreement and ending at the Effective Time, Middleton Pest Control Inc.’s unaudited balance sheet, related statements of operations and income (loss) and cash flow statement with respect to such prior fiscal month and (y) such other information or documents ordinarily produced by the Company (financial or otherwise) with respect to the Company and its Subsidiaries as Parent and the Lenders may reasonably request, including, without limitation, any weekly operating metrics and other key financial measures used to operate the business of the Company and its Subsidiaries in the ordinary course.

Section 6.05  Obligations of Parent and Merger Sub.  Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

Section 6.06  Public Announcements.  The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, each of Parent and the Company shall consult in good faith with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions and shall not issue any such press release or make any such public statement, except, in the opinion of counsel for Parent or the Company (as the case may be) as may be required by applicable Law or the requirements of any applicable securities exchange, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any press release or making any such public statements.

Section 6.07  Transfer Taxes.  The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement. Each of Parent and the Surviving Corporation agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon, payable or incurred in connection with this Agreement and the Transactions.

Section 6.08  Resignations.  The Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time, of the directors and such officers of the Company and the Subsidiary selected for resignation by Parent. To the extent any officer of the Company and/or Subsidiary has an employment, severance, termination or stay bonus agreement, and is selected for resignation by Parent such resignations shall be deemed under each of such agreements to be a termination by the Company without Good Cause (as that term is defined in the agreements listed as items 1 and 2 of Section 3.10(b) of the Company Disclosure Schedule) and in accordance with Section 5 of such agreements, notice of termination shall be deemed given to such officer on the Effective Date, or a termination other than for Cause (as defined in the agreement listed as item 3 of Section 3.10(b) of the Company Disclosure Schedule) and any and all amounts due for salary, reimbursements, vacation pay, severance or other amounts due pursuant to such agreements to any such officer shall be paid in cash by Parent to such officer at Closing if such officer waives the sixty (60) day notice requirement for termination under his employment or severance agreement, otherwise such payments shall be made post Closing in accordance with the terms of such employment or severance agreement. In the event the Parent does not select an officer of the Company or the Subsidiary for resignation or such officer does not waive any such notice provisions, Parent shall and shall cause the Surviving Corporation to honor such agreements and the terms thereof.

Section 6.09  Employment and Benefit Arrangements.

(a) Parent agrees that individuals who are employed by the Company or any of Subsidiaries immediately prior to the Closing Date (each such employee, an “Affected Employee”) shall remain employees of the Surviving Corporation or such Subsidiaries as of the Effective Time, except to the extent such individuals voluntarily terminate their employment or terminate on account of death, retirement or disability; provided, however, that nothing contained herein shall confer upon any Affected Employee the right to continued employment by the Surviving Corporation or any of its Subsidiaries for any period of time after the Effective Time which is not otherwise required by Law or Contract.

(b) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor all employment, collective bargaining, severance, termination and retirement agreements to which the Company or a Subsidiary is a party, as such agreements are in effect on the date hereof and shall take no steps to breach or not honor the terms of such agreements.

(c) For a one year period following the Effective Time, Parent shall cause the Surviving Corporation to provide those Affected Employees who are employees of the Surviving Corporation or a Subsidiary at the Effective Time with benefits that are, in the aggregate, substantially comparable and no less favorable to such employees as are the benefits of the Company available to such employees immediately prior to the Effective Time (collectively the “Continuing Benefits”). Parent shall cause any eligible expenses incurred by any Affected Employee and his or her covered dependents to be taken into account in connection with Continuing Benefits for purposes of satisfying all applicable deductible, coinsurance and maximum out-of-pocket requirements applicable to such Affected Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Continuing Benefits. In addition, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements to be waived for such Affected Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived with respect to Affected Employee participated immediately prior to the Effective Time.

(d) Parent shall take all actions required so that eligible employees of the Company or any Subsidiary shall receive service credit for purposes of Continuing Benefits and under Parent’s vacation, severance programs, pension plans and post-retirement welfare benefit plans, for the duration of their service with the Company and any Subsidiary (including, where applicable, past service credit with other entities recognized by the Company or its Subsidiaries prior to the date of this Agreement).

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.01  Conditions to the Obligations of Each Party.  Subject to waiver as set forth in Section 8.04, the respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval. This Agreement shall have received Shareholder Approval.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) Other Government Approvals or Notices. All consents, waivers, approvals and authorizations required to be obtained, and all filings or notices required to be made, by Parent and Merger Sub and the Company or any Subsidiary prior to the Closing (other than the filing and recordation of merger documents in accordance with the FBCA) shall have been obtained from and made with all required Governmental Authorities, except for such consents, waivers, approvals or authorizations which the failure to obtain, or such filings or notices which the failure to make, would not have a Company Material Adverse Effect prior to or after the Effective Time or be reasonably likely to subject the Company, Parent, Merger Sub or any of their respective Subsidiaries or any of their respective officers or directors to any penalties or criminal liability.

Section 7.02  Conditions to the Obligations of Parent and Merger Sub.  Subject to waiver as set forth in Section 8.04, the obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement not qualified by a “materiality” or “Company Material Adverse Effect” qualifier shall be true and correct in all material respects, and (ii) the representations and warranties of the Company contained in this Agreement qualified by a “materiality” or “Company Material Adverse Effect” qualifier shall be true and correct in all respects, in the case of both (i) and (ii) above as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date or, to the extent representations and warranties speak as of an earlier date as of such earlier date. In addition, the representations and warranties set forth in Section 3.03 (Capitalization) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date, except for changes to capitalization due to the exercise or termination of Company Stock Options listed on Schedule 3.03(b).

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; provided, however the Company shall have performed in all respects with respect to the timelines set forth in Section 6.01.

(c) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

Section 7.03  Conditions to the Obligations of the Company.  Subject to waiver as set forth in Section 8.04, the obligations of the Company to effect the Merger are also subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent expressly made as of an earlier date, in which case as of such earlier date.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate. Parent and Merger Sub each shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

(d) Available Funds. Parent has or will have sufficient funds at the Closing (a) to satisfy any and all of Parent’s and Merger Sub’s obligations arising under or out of the Agreement, including without limitation the obligations of Article II, (b) to the extent necessary, refinance the outstanding indebtedness of the Company, and (c) pay any and all of its fees and expenses in connection with the Merger or the financing thereof.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01  Termination.  This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any Shareholder Approval, and whether before or after the shareholders of the Company have approved this Agreement at the Company Shareholders’ Meeting, as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before 150 days after the date of this Agreement, provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) or taken any other action (including the failure to have taken an action) which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(d) by Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 7.02(a) would not be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that Section 7.02(b) would not be satisfied, and, in either such case, such breach (if curable) has not been cured within 30 days after written notice to the Company; provided, however, the cure period shall not apply to the timelines specified in Section 6.01;

(e) by the Company if the Company is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of Parent or Merger Sub herein become untrue or inaccurate such that Section 7.03(a) would not be satisfied, or (ii) there has been a breach on the part of Parent or Merger Sub of any of its covenants or agreements herein such that Section 7.03(b) would not be satisfied, and, in either such case, such breach (if curable) has not been cured within 30 days after written notice to Parent;

(f) by either Parent or the Company if this Agreement shall fail to receive the requisite vote for approval by the Shareholders of the Company at the Shareholders’ Meeting; or

(g) by the Company in accordance, and in compliance, with the termination rights set forth in Section 6.02(c).

The party desiring to terminate this Agreement pursuant to Section 8.01 shall give notice of such termination and the provisions of Section 8.01 being relied on to terminate this Agreement to the other party.

Section 8.02  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.01, except as provided in Section 2.07, there shall be no liability under this Agreement on the part of any party hereto; provided, however, in the event any party willfully breaches any representations, warranties, covenants or agreements as set forth in this Agreement, the non-breaching party shall be entitled to pursue any of its remedies at law or in equity. Notwithstanding the foregoing, in the event that this Agreement is terminated, pursuant to the provisions of Section 8.01(g), the Company shall pay to the Parent $2,750,000, if terminated on or before November 15, 2009 and shall pay to the Parent up to $3,500,000 if terminated after November 15, 2009, which payment shall be made within six (6) months from the date of such termination, in full satisfaction of all costs, expenses, damages and claims that the Parent would have under the terms of this Agreement or the Confidentiality Agreement and shall be Parent’s and Merger Sub’s sole and exclusive remedy for Company’s termination of this Agreement pursuant to Section 8.01(g), and thereafter the parties shall be released from all further obligations under or pursuant to the terms of this Agreement. In the event this Agreement is terminated pursuant to Section 8.01(g) after November 15, 2009, the amount paid to Parent shall be equal to the sum of $2,750,000 plus the actual cost of Lender’s fees paid by Parent to extend the termination date of the Financing Letters beyond November 15, 2009, or to close such financing up to $3,500,000.

Section 8.03  Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement and the Transactions by the shareholders of the Company, no amendment shall be made except as allowed under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.04  Waiver.  At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party to be performed for the benefit of the waiving party, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other party with any agreements or conditions compliance with which is for the benefit of the waiving party contained in this Agreement (to the extent permitted by Law). Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 8.05  Fees and Expenses.

(a) All Expenses incurred by the parties shall be paid at Closing by Parent.

(b) “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including without limitation, all fees and expenses of counsel, investment bankers, accountants, financial advisors, experts and consultants to a party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the Transactions.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01  Nonsurvival of Representations and Warranties; Disclosure Schedule.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, nor any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time. The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or is reasonably likely to result in a Material Adverse Effect on the applicable party or is outside the ordinary and usual course of business.

Section 9.02  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile or email transmission, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Parent or Merger Sub:
Massey Services, Inc
315 Groveland Street
Orlando, FL 32804
Attn: Harvey Massey, Chairman

with a copy to:
Shuffield, Lowman & Wilson, P.A.
1000 Legion Place, Suite 1700
Orlando, FL 32801
Attn: William R. Lowman, Jr.

if to the Company:
Sunair Services Corporation
1350 Newport Center Drive, Suite 201
Deerfield Beach, FL 33442
Attn: President

with a copy to:
Akerman Senterfitt
1 SE Third Avenue, Suite 2800
Miami, Florida 33131
Attn: Stephen K. Roddenberry

Section 9.03  Certain Definitions.

(a) For purposes of this Agreement:

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

“Closing Payment Amount” means $36,007,367

“Company Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, is materially adverse to the business, assets, financial condition, or results of operations of the Company and the Subsidiaries taken as a whole or would reasonably be expected to prevent or materially delay the consummation of the Transactions or prevent or materially impair or delay the ability of the Company to perform its obligations hereunder, other than (i) the occurrence of any or all of the changes or events described in Section 3.08 of the Company Disclosure Schedule, and (ii) those reasonably resulting solely from the execution of this Agreement, the observance of its terms, or the announcement of the consummation of the Transactions, including but not limited to any adjustments to the Company’s intangible assets.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Debt” means the Indebtedness of the Company as of the Closing Date, including but not limited to, indebtedness pursuant to (i) the Credit Agreement and any prepayment penalty due thereunder; (ii) Company acquisition subordinated debt liability; (iii) vehicle leases; or (iv) professional fees and other Expenses (other than as otherwise provided for in this Agreement) including, without limitation, legal fees and expenses, and investment banking fees (whether or not any of the foregoing are paid as of the Closing Date).

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Indebtedness” means (A) indebtedness for borrowed money (excluding any interest thereon), secured or unsecured, (B) obligations under conditional sale or other title retention Contracts relating to purchased property, (C) capitalized lease obligations, (D) obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), and (E) guarantees of any of the foregoing of any other Person.

“Knowledge of the Company” or “Company’s knowledge” means the actual knowledge of the Chairman of the Board, President, Chief Executive Officer, Chief Operating Officer, or Chief Financial Officer of the Company and Subsidiary, in each case after review of such Person’s own files and inquiry of those executives of the Company and Subsidiary who would reasonably be expected to have knowledge of the specific matter at issue.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest.

“Material Contracts” shall mean with respect to any Person, all contracts, agreements and understandings that are material within the meaning set forth in Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations and are still in effect and shall also include (i) any contract or agreement that provides for payment to the Company or Subsidiaries for the performance of services in an amount in excess of $150,000 annually; (ii) any contract or agreement requiring payments by the Company or Subsidiaries in excess of $150,000 annually; (iii) any guarantee in respect of any Indebtedness or obligation of the Company or Subsidiaries; (iv) any contract or agreement limiting the ability of the Company or Subsidiaries to engage in any line of business or to compete with any Person; (v) any contract or agreement limiting the ability of any Person to engage in any line of business or to compete with the Company or Subsidiaries (vi) any contract or agreement under which the Company or Subsidiaries has borrowed or loaned money in excess of $150,000, or any mortgage, note, bond, indenture or other evidence of Indebtedness (excluding advances, deposits, trade payables in the ordinary course of business); (vii) any joint venture, partnership or other similar joint ownership agreements; (viii) any contract, agreement or consent decree of Governmental Authority to which the Company or Subsidiaries are bound; (ix) any employment, severance, change of control or “golden parachute” contract of an Employee of the Company or Subsidiaries; and (x) any contract or agreement (A) granting or obtaining any right to use any material Intellectual Property rights (other than contracts granting rights to use readily available commercial software available to consumers for a combined license and maintenance fee of less than $150,000 per year or subject to “shrink wrap” or “click through” license agreements) or (B) restricting the right of the Company or permitting any third Person to use any material intellectual property rights.

“Permitted Investment” means any obligation of investment grade status.

“Permitted Liens” means with respect to any assets of the Company (i) mechanic’s, materialmen’s and similar liens with respect to amounts not past due, (ii) liens for income Taxes or other Taxes not yet due and payable or for income Taxes or other Taxes that the taxpayer is contesting in good faith pursuant to proceedings disclosed on the Company Disclosure Schedule, (iii) purchase money liens arising by operation of law (including liens on inventory and other assets in favor of vendors of the Company) and (iv) liens securing rental payments under capital lease arrangements disclosed on the Company Disclosure Schedule.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity, government, or political subdivision, agency or instrumentality of a government.

“Representatives” means any officer, director, investment banker, attorney, accountant, consultant or advisor.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” or “Subsidiaries” of a Person means an entity controlled by such Person, directly or indirectly, through one or more intermediaries, and, without limiting the foregoing, includes any entity in respect of which such Person, directly or indirectly, beneficially owns 50% or more of the voting securities or equity. Unless otherwise indicated Subsidiary means subsidiary of the Company.

“Termination Date” means, the date this Agreement is terminated pursuant to Section 8.01.

“Total Common Shares Outstanding” means, as of the Closing Date, all issued and outstanding shares of Common Stock plus all shares of Common Stock to be issued or deemed issued upon exercise of any Common Stock Option or Company Warrant by virtue of Section 2.06 as of the Effective Time, minus any shares of Common Stock to be cancelled pursuant to Section 2.01(b).

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Action	ss. 3.09
Affected Employee	ss. 6.09(a)
Agreement	Preamble
Articles of Merger	ss. 1.03
Certificates	ss. 2.04(a)
Claim	ss. 6.03(a)
Closing	ss. 1.02
Closing Date	ss. 1.02
Code	ss. 3.10(c)
Common Stock	ss. 2.01(a)
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	Article III
Company Permits	ss. 3.06
Company Recommendation	ss. 6.01(c)
Company SEC Reports	ss. 3.07(a)
Company Stock Option	ss. 2.06(a)
Company Warrant	ss. 2.06(b)
Competing Transaction Proposal	ss. 6.02(b)
Confidentiality Agreement	ss. 6.02(a)
Contract	ss. 3.05
Consistently Applied	ss. 3.07(b)
Continuing Benefits	ss. 6.09(c)
Credit Agreement	ss. 5.01(p)
Effective Time	ss. 1.03
Employee	ss. 3.10(a)
Environmental Laws	ss. 3.14(b)
Environmental Permits	ss. 3.14(b)
ERISA	ss. 3.10(b)
Exchange Fund	ss. 2.03(b)
Expenses	ss. 8.05(b)
FBCA	ss. 1.01
Financial Statements	ss. 3.07(b)
Former Holders	ss. 2.04(c)
GAAP	ss. 3.07(b)
Governmental Authority	ss. 3.05
Hazardous Substances	ss. 3.14(b)
HSR Act	ss. 3.05
Indemnified Parties	ss. 6.03(a)
Intellectual Property	ss. 3.12(b)
Investments	ss. 3.01(c)
IRS	ss. 3.10(b)
Law	ss. 3.05

Defined Term	Location of Definition

Lease Documents	ss. 3.11(b)
Leased Properties	ss. 3.11(b)
Licensed Intellectual Property	ss. 3.12(a)
Material Contracts	ss. 3.15(a)
Merger	Recitals
Merger Consideration	ss. 2.01(a)
Merger Sub	Preamble
Most Recent Balance Sheet	ss. 3.07(c)
Most Recent Financial Statements	ss. 3.07(b)
Most Recent Fiscal Month End	ss. 3.07(b)
Multiemployer Plan	ss. 3.10(c)
Multiple Employer Plan	ss. 3.10(c)
Negotiation Period	ss. 6.02(c)
Owned Intellectual Property	ss. 3.12(a)
Parent	Preamble
Paying Agent	ss. 2.02
Personal Property	ss. 3.11(d)
Plans	ss. 3.10(b)
Proxy Statement	ss. 6.01(a)
Securities Act	ss. 3.15(a)
Securities Laws	ss. 3.07(a)
Shareholder Approval	ss. 3.04
Shareholders’ Meeting	ss. 6.01(c)
Superior Acquisition Proposal	ss. 6.02(d)
Surviving Corporation	ss. 1.01
Tail Period	ss. 6.03(c)
Tail Policy	ss. 6.03(c)
Tax or Taxes	ss. 3.13(b)
Tax Returns	ss. 3.13(b)

(c) When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a Person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

Section 9.04  Severability.  If any term or other provision of this Agreement is finally adjudicated by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.05  Disclaimer of Other Representations and Warranties.  Parent, Merger Sub and the Company each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Transactions, (b) no Person has been authorized by any party to make any representation or warranty relating to itself or its businesses or otherwise in connection with the Transactions and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information is the subject of any representation or warranty set forth in this Agreement.

Section 9.06  Entire Agreement; Assignment.  This Agreement (together with the Confidentiality Agreement, Company Disclosure Schedule, and the other documents delivered pursuant hereto), constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) without the prior written consent of the other parties hereto, except that Parent and Merger Sub may assign all or any of their rights, but not their obligations, hereunder to any direct or indirect wholly owned subsidiary of Parent.

Section 9.07  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (i) Section 6.03 which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons, and (ii) Article II which is intended to be for the benefit of those persons entitled to receive the Merger Consideration, to the extent that their right to receive such payment may be enforced by such persons after the Closing Date.

Section 9.08  Remedies; Specific Performance.  The parties hereto agree that upon a breach of any of the terms or provisions of this Agreement then in addition to any remedies available at law or equity the Parent, Merger Sub and Company shall have the right to seek specific performance of the terms hereof, to the extent available under applicable Law.

Section 9.09  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to contracts executed in and to be performed in that State, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Circuit Court of Orange County, Florida. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Circuit Court of Orange County, Florida for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by the above-named court.

Section 9.10  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.11  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SUNAIR SERVICES CORPORATION

By
Jack I. Ruff,
President and Chief Executive Officer

MASSEY SERVICES, INC.

By
Name:

Title:

BUYER ACQUISITION COMPANY, INC.

By
Name:

Title:

EXHIBITS*

Exhibit A	—	Amended and Restated Articles of Incorporation
Exhibit B	—	Amended and Restated Bylaws
Exhibit C	—	Form of Escrow Agreement

COMPANY DISCLOSURE SCHEDULES*

Section 3.01(b)	—	Subsidiaries
Section 3.01(c)	—	Investments
Section 3.03(b)	—	Options and Warrants
Section 3.03(c)	—	Restrictions
Section 3.04	—	Shareholder Approval Rights
Section 3.05	—	Company Consents
Section 3.07(b)	—	Financial Statements
Section 3.07(c)	—	Undisclosed Liabilities
Section 3.08	—	Absence of Certain Changes
Section 3.09	—	Litigation
Section 3.10(a)	—	Employees and Compensation
Section 3.10(b)	—	Benefit Plans
Section 3.11(b)	—	Leased Real Property
Section 3.11(d)	—	Equipment and Personal Property, Liens
Section 3.12	—	Intellectual Property
Section 3.13(a)	—	Taxes
Section 3.15(a)	—	Contracts
Section 3.16	—	Insurance
Section 5.01	—	Exceptions to Conduct of Business Pending Merger

*	Schedules and similar attachments have been omitted. Sunair Services Corporation undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

EXHIBIT A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

EXHIBIT B

AMENDED AND RESTATED BYLAWS

EXHIBIT C

FORM OF ESCROW AGREEMENT